YEARLY RENEWABLE TERM
                              REINSURANCE AGREEMENT



                          Effective as of XXX XX, XXXX


                                     between

                        PRINCIPAL LIFE INSURANCE COMPANY
                                       of
                                Des Moines, Iowa,

             referred to in this Agreement as "Principal Life," and

                             XYZ REINSURANCE COMPANY
                                       of
                               Xxxxx, Xxxxxxxxxxx

                     referred to in this Agreement as "XYZ."

                                TABLE OF CONTENTS


Reinsurance Coverage                                                    1
Automatic Reinsurance                                                   1
Facultative Obligatory Reinsurance                                      3
Facultative Reinsurance                                                 3
Continuations                                                           4
Terms of Reinsurance                                                    5
Payments by Principal Life                                              6
Payments by XYZ RE                                                      7
Reinsurance Administration                                              7
Settlement of Claims                                                    7
Reinstatements and Restorations                                         9
Reductions in Insurance                                                10
Increases in Policy Net Amount at Risk                                 10
Retention and Recapture                                                10
Special Recaptures                                                     11
Assignment of Reinsurance                                              12
Material Changes                                                       12
Errors                                                                 12
Audits of Records and Procedures                                       13
Arbitration                                                            13
Insolvency of Principal Life                                           13
Offset                                                                 14
Parties to the Agreement                                               14
Commencement and Termination                                           14
Entire Agreement                                                       15
Deferred Acquisition Cost Tax Election                                 15
Definitions                                                            16
Execution                                                              19

       LIFE BENEFITS SCHEDULE                                          20
       ADMINISTRATION SCHEDULE                                         22
       PREMIUM SCHEDULE                                                26
       ARBITRATION SCHEDULE                                            28
       CONDITIONAL RECEIPT ADDENDUM                                    30
       WAIVER OF MONTHLY DEDUCTIONS BENEFIT ADDENDUM                   31
       INCREASING POLICY ADDENDUM                                      33
       GUARANTEED INSURABILITY OPTION ADDENDUM                         35
       THE BREAKER ADDENDUM                                            37

Reinsurance Coverage

A. Principal Life agrees to cede, and XYZ RE agrees to accept, reinsurance of the Policies specified in the Life Benefits Schedule using the Underwriting Programs in Schedules A and B. (The term "Policies" and certain other terms used in this Agreement are defined in the "Definitions" article.)

B. The death benefits provided by the Policies are reinsured. Supplemental benefits are reinsured if and as specified in applicable Addenda.

C.   Principal Life agrees to either

     (1)  cede reinsurance of a Policy to XYZ RE as Automatic Reinsurance;

     (2)  submit  the  Policy  to  XYZ  RE  for   consideration  as  Facultative
          Reinsurance;

     (3)  cede reinsurance of a Policy as a Continuation; or

     (4) submit the Policy to ABC Re as Lead Reinsurer for consideration on behalf of XYZ RE as Facultative Reinsurance.

Automatic Reinsurance

A. Principal Life agrees to cede the Reinsurance Amount of a Policy as Automatic Reinsurance if the following conditions are met:

     (1) Principal Life retains its Retention on the insured life when the Policy is issued;

     (2) Principal Life underwrites and issues the Policy in accordance with its normal individual life insurance underwriting guidelines and practices previously disclosed to XYZ RE;

     (3) The sum of (a) and (b) does not exceed the sum of Principal Life's Retention and the Automatic Limit, where

          (a) equals the amount of individual life insurance issued by Principal Life then in force on the insured life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount of such Policies; and

          (b) equals the amount of life insurance currently being applied for from Principal Life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount;

     (4)  The sum of (a) and (b) does not exceed the Jumbo Limit, where

          (a) equals the face amount of individual life insurance then in force on the insured life in all companies; and

          (b) equals the amount currently applied for from other companies, plus the face amount, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts currently applied for with Principal Life; and

     (5)  The Policy is not a  Continuation.

     B. Policies of ten million dollars ($10,000,000) or less, issued pursuant to a Non-Capacity Facultative underwriting program when the most favorable facultative underwriting offer from any reinsurer is equal to or less favorable than the initial underwriting mortality classification as assessed by Principal Life, may be reinsured under this Agreement on an Automatic Reinsurance basis, provided at least one reinsurer makes a facultative offer to reinsure. For purposes of this article, declinations from all reinsurers shall not be considered a facultative offer to reinsure.

Facultative Obligatory Reinsurance

A. Not withstanding the "Automatic Reinsurance" article, if the requirements set forth therein can be satisfied with the exception of paragraph A(4) above, and the amount applied for on the current application is equal to or less than ten million dollars ($10,000,000), Principal Life may submit the Policy as Facultative Obligatory Reinsurance. XYZ RE agrees to reinsure the Policy as applied for unless XYZ RE notifies Principal Life within the period specified in the Administration Schedule that XYZ RE lacks the capacity to provide the amount of reinsurance applied for because of prior or pending reinsurance XYZ RE and XYZ RE's retrocessionaires have on the life. XYZ RE's notice shall specify how much reinsurance, if any, XYZ RE has the capacity to provide. Principal Life agrees to cede such amount to XYZ RE. XYZ RE assumes no liability for reinsurance for a Policy submitted as Facultative Obligatory Reinsurance until the earlier of

     (1)  the end of the period specified in the Administration Schedule; and

     (2) the date of XYZ RE's written response to the facultative obligatory application submitted by Principal Life.

B. Unless explicitly stated otherwise, Facultative Obligatory Reinsurance mentioned in the Agreement shall be Considered as Automatic Reinsurance as opposed to Facultative Reinsurance

Facultative Reinsurance

A. Principal Life may submit Policies not satisfying the conditions for Automatic Reinsurance, and Policies which it does not wish to cede as
     Automatic   Reinsurance,   for  consideration  by  XYZ  RE  as  Facultative
     Reinsurance. Principal Life may also submit for consideration as Facultative Reinsurance any individual life insurance issued on a Policy
     Form that is not specified in the Life Benefits Schedule provided reinsurance terms and conditions are established and agreed upon by means of the Facultative Reinsurance application process.

B. An application for Facultative Reinsurance shall be made in the manner set forth in the Administration Schedule. Copies of all information which Principal Life has pertaining to the insurability of the proposed insured, including written summaries of any such information which cannot be copied, shall accompany the application.

C. Upon receipt of an application, XYZ RE agrees to promptly examine the underwriting information and communicate

     (1)  an offer to reinsure the Policy as applied for;

     (2)  an offer to reinsure the Policy other than as applied for;

     (3) an offer to reinsure the Policy subject to the satisfaction of additional underwriting requirements;

     (4)  a request for additional underwriting information; or

     (5)  XYZ RE's  unwillingness to make an offer to reinsure the Policy.

D.   To accept an offer to reinsure made by XYZ RE, Principal Life agrees to

     (1)  satisfy any conditions stated in the offer to reinsure;

     (2)  secure  a  delivery   receipt  and  any   requirements  to  satisfy  a
          conditional offer, dated within Principal Life's delivery period; and

     (3) follow the procedure for placing reinsurance into effect as specified in the Administration Schedule.

E. Principal Life agrees to inform XYZ RE immediately of any additional information pertaining to the insurability of a proposed insured which is brought to Principal Life's attention before the satisfactory completion of Principal Life's delivery requirements within the delivery period. Upon its receipt of such information, XYZ RE may withdraw or modify its earlier offer to reinsure.

F. The terms of an offer to reinsure shall supercede the terms of this Agreement to the extent of any conflicts between the parties. Otherwise, reinsurance of a Policy ceded as Facultative Reinsurance shall be in accordance with the terms of this Agreement.

G. ABC Re, as Lead Reinsurer, may accept facultative reinsurance on behalf of XYZ RE up to its quota share percentage in the LIFE BENEFITS SCHEDULE for business underwriting programs according to the limits set forth in Schedule B. ABC Re may also accept facultative reinsurance up to the AUTOMATIC LIMITS in the LIFE BENEFITS SCHEDULE for policies on which Principal Life's normal individual life insurance underwriting guidelines and practices are not being followed.

Continuations

A. If Principal Life issues a Continuation of a Policy within its normal continuation rules and practices, Principal Life agrees to reinsure the Continuation with XYZ RE. Reinsurance shall continue

     (1) under the reinsurance agreement between Principal Life and XYZ RE which provides reinsurance of the Policy form of the Continuation; or

     (2)  under this Agreement if there is no such agreement.

B. A Policy which is a Continuation of a Policy that was not previously reinsured with XYZ RE may only be reinsured under this Agreement with the written consent of XYZ RE and the original reinsurer.

C. If the original Policy was ceded to XYZ RE as Facultative Reinsurance and Principal Life approves an increase in the face amount of the Continuation based upon receipt of any new information pertaining to the insurability of the proposed insured, Principal Life may submit the Continuation to XYZ RE for consideration as Facultative Reinsurance. In such case, XYZ RE shall only be bound to reinsure the Continuation in accordance with XYZ RE's offer to reinsure the Continuation.

D. Reinsurance at issue of the Continuation shall not exceed the Reinsured Net Amount at Risk of the original Policy immediately prior to the issuance of the Continuation.

E. Premiums payable for reinsurance of a Continuation shall be calculated using the rate schedule applicable to the Policy form of the Continuation as specified in the Premium Schedule. If there is no rate schedule applicable to the Policy form of the Continuation, reinsurance premiums shall be payable using the rate schedule applicable to the original Policy.

F. If the Continuation results in a change in the life status of the insured risk from a single-insured plan to a joint- or multiple-insured plan, XYZ RE must consent to the Continuation for reinsurance to continue.

Terms of Reinsurance

A. The plan of reinsurance shall be yearly renewable term reinsurance of the Reinsured Net Amount at Risk of a Policy.

B.   Reinsurance of a Policy shall commence on the Policy date, except

     (1) in the case of Facultative Reinsurance, reinsurance shall commence on the Policy date only if XYZ RE's offer to reinsure is the best offer of reinsurance received by Principal Life as determined by Principal Life's published reinsurance placement rules in effect as of such date; and

     (2) if a conditional receipt is issued by Principal Life in connection with an application for the Policy, reinsurance shall commence prior to the Policy date only if and as specified in a Conditional Receipt Addendum.

C. Principal Life agrees not to use XYZ RE's name in connection with the sale of the Policies.

D. In no event shall reinsurance under this Agreement be in force with respect to a Policy unless the issuance and delivery of the Policy is in compliance with the laws of all applicable jurisdictions and Principal Life's current corporate charter.

E. Principal Life agrees to maintain reinsurance of a Policy in force in accordance with the terms of this Agreement for as long as its Policy remains in force.

Payments by Principal Life

A. Principal Life agrees to pay XYZ RE premiums for reinsurance of a Policy equal to the appropriate rate specified in the Premium Schedule times the Reinsured Net Amount at Risk of the Policy.

B. The Premium Schedule specifies other monetary amounts which Principal Life agrees to take into account when calculating the amount due XYZ RE.

C. Reinsurance premiums shall be due and payable as specified in the Administration Schedule.

D. The payment of reinsurance premiums shall be a condition precedent to the liability of XYZ RE under this Agreement. If reinsurance premiums are not paid when due, XYZ RE may give Principal Life thirty (30) days' written notice of XYZ RE's intent to terminate reinsurance because of Principal Life's failure to pay reinsurance premiums. Reinsurance of all Policies having reinsurance premiums in arrears shall terminate as of the date to which reinsurance premiums had previously been paid unless all premiums in arrears are paid before the end of the thirty (30) day notice period. If reinsurance on any Policy terminates because of Principal Life's failure to pay reinsurance premiums, reinsurance of Policies with premiums subsequently becoming due shall automatically terminate as of the date on which new reinsurance premiums become due. Principal Life agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

E. So that XYZ RE need not maintain deficiency reserves in connection with reinsurance premiums payable pursuant to this Agreement, the premium rates specified in the Premium Schedule shall only be guaranteed for one (1) Policy year. Nevertheless, XYZ RE shall anticipate continuing to accept reinsurance on the basis of such rates for all Policies originally ceded pursuant to such rates. If XYZ RE should raise reinsurance premium rates pursuant to this Agreement that does not align with a similar increase in the direct premium rates by Principal Life, Principal Life, at Principal Life's option, may recapture reinsured amounts in force.

Payments by XYZ RE

A. XYZ RE agrees to pay Principal Life the Reinsured Net Amount at Risk of any claim paid by Principal Life pursuant to a Policy in accordance with the "Settlement of Claims" article.

B. XYZ RE agrees to pay the Claims Ratio of any expenses incurred in connection with Policy claims except as set forth in the "Settlement of Claims" article.

C. The Premium Schedule specifies other monetary amounts that XYZ RE agrees to pay Principal Life pursuant to this Agreement.

Reinsurance Administration

The methods for placing reinsurance into effect, for paying reinsurance premiums, and for notifying XYZ RE of Policy lapses, reinstatements, reductions, Continuations, increases in the Reinsured Net Amount at Risk; and of other changes affecting reinsurance shall be specified in the Administration Schedule.

Settlement of Claims

A. Principal Life agrees to give XYZ RE prompt written notice of its receipt of any claim on a Policy and to keep XYZ RE informed of any legal proceedings or settlement negotiations in connection with a claim. Copies of written materials relating to such claim, legal proceedings or negotiation shall be furnished to XYZ RE upon request so long as it does not endanger the attorney/client privilege. If XYZ RE declines to be a party to the contest, compromise or litigation of a claim, XYZ RE will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation, and its proportionate share of covered expenses incurred to the date, from the date XYZ RE notifies Principal Life XYZ RE declines to be a party.

B. Principal Life's obligation to provide notice of a claim on a Policy shall not be construed as a condition precedent to XYZ RE's obligation to pay the claim. Principal Life's failure to provide notice shall be considered a breach of a promise which may entitle XYZ RE to damages.

C. Principal Life agrees to act in accord with Principal Life's standard practices applicable to all claims in enforcing the terms and conditions of the Policies and with respect to the administration, negotiation, payment, denial or settlement of any claim or legal proceeding.

D. XYZ RE agrees to accept the good faith decision of Principal Life in payment or settlement of any claim for which XYZ RE has received the required notice. XYZ RE agrees to pay Principal Life the Reinsured Net Amount at Risk on which reinsurance premiums have been computed upon receiving proper evidence that Principal Life has paid a Policy claim. Payment of the Reinsured Net Amount at Risk on account of death shall be made in one (1) lump sum.

E. Unless XYZ RE declines to be a party to such action, XYZ RE will pay its share of any claims dispute arising from a policy up to the maximum that would have been payable under the specific policy had there been no controversy, plus XYZ RE's share of specific expenses, with the exception of:

     (1)  salaries of employees or other  internal  expenses of Principal  Life;

     (2)  routine  investigative  or  administrative   expenses;

     (3) expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a Policy that Principal Life admits are payable;

     (4)  any gratuitous  payments made by Principal  Life; and

     (5) any punitive damages awarded against Principal Life, and expense incurred in connection with such damages, that are based on the acts or omissions of Principal Life or Principal Life's agents.

F. XYZ RE agrees to hold Principal Life harmless from certain expenses and liabilities that result from XYZ RE's own acts or omissions as provided in this article. For this purpose, XYZ RE agrees to indemnify Principal Life for XYZ RE's equitable share of those punitive and exemplary damages awarded against Principal Life, and expenses incurred in connection with a claim for such damages, if

     (1) XYZ RE actively participated in the acts or omissions, including the decision to deny a claim for Policy benefits, and

     (2) those acts or omissions serve as a material basis for the punitive or exemplary damages. XYZ RE's equitable share shall be determined by an assessment of XYZ RE's participation in the particular case.

G. If Principal Life should contest or compromise any claim and the amount of Principal Life's liability is thereby reduced, XYZ RE's liability shall be reduced by the Claims Ratio of the reduction.

H. If Principal Life should recover monies from any third party in connection with or arising out of any Policy, Principal Life agrees to pay XYZ RE the Claims Ratio of the recovery.

I. If the amount of insurance provided by a Policy is increased or reduced because of a misstatement of age or sex, XYZ RE's liability shall be increased or reduced by the Claims Ratio of the amount of the increase or reduction.

J. If Principal Life pays interest on a claim, XYZ RE agrees to pay the interest on the Reinsured Net Amount at Risk computed at the same rate and for the same period as that paid by Principal Life, but in no event later than the date the claim is finally adjudicated by Principal Life.

K. If Principal Life is required to pay penalties and interest imposed automatically by statute, XYZ RE shall indemnify Principal Life for the Claims Ratio of such penalties and interest.

Reinstatements and Restorations

A. If Principal Life reinstates a lapsed Policy in accordance with the terms of the Policy and Principal Life's underwriting guidelines and practices, XYZ RE agrees to reinstate reinsurance of the Policy automatically, unless XYZ RE's offer to reinsure the Policy specifies that reinsurance of the Policy may only be reinstated as Facultative Reinsurance.

B. If Principal Life reinstates or restores a Policy pursuant to any state law or regulations that require such reinstatements or restorations of the Policy following a "free look" period of a proposed replacement policy that is rejected by the insured, XYZ RE agrees to restore reinsurance of the Policy under its original terms and conditions as set forth herein. Principal Life shall follow its reinstatement procedures and guidelines to the extent that such procedures and guidelines do not conflict with the applicable state law or regulations requiring reinstatement or restoration. All of the foregoing shall apply to Automatic Reinsurance or Facultative Reinsurance, as applicable.

C. If Principal Life collects premiums in arrears from the policyholder of a reinstated or restored Policy, Principal Life agrees to pay XYZ RE all corresponding reinsurance premiums in arrears in connection with the reinstatement, plus XYZ RE's Proportionate Share of any interest received by Principal Life in connection with the reinstatement or restoration.

Reductions in Insurance

If individual life insurance on a life reinsured under this Insurance Agreement terminates, the Reinsurance Amount shall be reduced as specified in the Administration Schedule.

Increases in Policy Net Amount at Risk

XYZ RE agrees to accept a portion of such increases as specified in an Increasing Policy Addendum.

Retention and Recapture

A. If Principal Life increases its Retention on new Policies, it agrees to notify XYZ RE in writing within sixty (60) days of such increase. The notice shall specify the new Retention and the effective date thereof.

B. Whenever Principal Life increases its Retention on new Policies, Principal Life may indicate at any time thereafter that Principal Life wishes to increase its Retention on in force Policies and recapture reinsurance on those in force policies. The indication date becomes the date on which Principal Life's first Policy becomes eligible for recapture. If Principal Life so elects to recapture reinsurance following the effective date of the increase, Principal Life shall begin by recapturing the oldest reinsurance first (often denoted as first in, first out). Principal Life's new Retention on an in force Policy shall be calculated using the insured's original age and mortality class.

C. No recapture will be made unless reinsurance has been in force for a minimum of 10 years unless the recapture is done under the Special Recapture provision of this Agreement.

D. If Principal Life elects to increase its Retention on in force Policies, the new Retention for such Policies shall become effective on the later of

     (1) the reinsurance renewal date of the Policy first following the election to recapture reinsurance; and

     (2) the Policy anniversary date specified in the Administration Schedule. If Principal Life fails to initiate recapture of reinsurance within one hundred eighty (180) days of when the first of Principal Life's Policies becomes eligible for recapture, Principal Life's election to recapture reinsurance shall be considered waived.

E. If an in force Policy is subject to a waiver of premium claim on the date the Policy qualifies for a new Retention, the new Retention shall nonetheless become effective on such date for purposes of life reinsurance.

F.   Principal Life may only elect to increase Retention on in force Policies if

     (1) Principal Life maintained a Retention greater than zero dollars ($0) at the time the Policy was issued and retained its Retention at such time;

     (2)  Principal Life increases  Retention on all eligible in force Policies;
          and

     (3)  Principal Life retains the insurance recaptured from XYZ RE at its own
          risk  without  benefit  of  any   proportional   or   non-proportional
          reinsurance other than catastrophe accident reinsurance.

G. For purposes of this article, Continuations shall be considered issued on the issue date of the original Policy.

Special Recaptures

When Principal Life has reinsurance in force with XYZ RE and a subsequent new application for a policy or adjustment to a policy is submitted, XYZ RE agrees to allow recapture of the existing reinsurance provided

(1) the risk has been classified at a lower mortality classification by another reinsurer or Principal Life; and

(2) XYZ RE declines to accept such a risk at a mortality classification equal to the lowest mortality classification. No recapture fee will be charged.

Assignment of Reinsurance

If Principal Life sells, assumption reinsures or otherwise transfers the Policies to another insurer, Principal Life agrees to require that the other insurer assume all rights and obligations of Principal Life under this Agreement. XYZ RE may object to any such transfer that would result in a material adverse economic impact to XYZ RE. If XYZ RE so objects, Principal Life and XYZ RE agree to mutually calculate a termination charge that shall be paid by Principal Life to XYZ RE upon the transfer and this Agreement shall be terminated with respect to all Policies transferred by Principal Life.

Material Changes

A. Principal Life agrees to notify XYZ RE in writing of any anticipated Material Change in any terms or conditions of the Policies, in Principal Life's underwriting guidelines and practices applicable to the Policies or in Principal Life's claims practices and procedures.

B. In the event of a Material Change to the Policies, to Principal Life's underwriting guidelines and practices or to its claims practices and procedures, XYZ RE may at its option

     (1)  continue to reinsure the Policies under current terms;

     (2)  reinsure Policies under modified terms to reflect the Material Change;
          or

     (3) consider future Policies as issued in a policy form that is not reinsured under this Agreement.

Errors

A. Any Error by either Principal Life or XYZ RE in the administration of reinsurance under this Agreement shall be corrected by restoring both Principal Life and XYZ RE to the positions they would have occupied had no Error occurred. Any monetary adjustments made between Principal Life and XYZ RE to correct an Error shall be without interest.

B. When a party claims that an Error should be corrected pursuant to paragraph A, that party agrees to investigate whether other instances of the Error have also occurred and agrees to report its findings to the other party.

C. Notwithstanding paragraph A above, Errors by Principal Life relating to the proper submission of a facultative obligatory application shall be corrected by taking into account any Facultative Reinsurance application of in force reinsurance placed with XYZ RE prior to the date XYZ RE receives notice of such Error.

Audits of Records and Procedures

A. XYZ RE or Principal Life may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The party being audited agrees to cooperate in the audit, including providing any information, except for documents protected by the attorney/client privilege, requested by the other in advance of the audit.

B. Upon request, Principal Life agrees to furnish XYZ RE with copies of any underwriting information in Principal Life's files pertaining to a Policy.

Arbitration

A. If Principal Life and XYZ RE cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute shall be decided through arbitration as specified in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators' decision to judgment.

B. The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C.ss.ss.1 et seq.), including any amendments to that Act which are subsequently adopted. If either party refuses to submit to arbitration as required by paragraph A, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

Insolvency of Principal Life

A. In the event of the insolvency of Principal Life and the appointment of a conservator, liquidator or statutory successor of Principal Life, reinsurance shall be payable to such conservator, liquidator or statutory successor on the basis of claims allowed against Principal Life by any court of competent jurisdiction or by the conservator, liquidator or statutory successor of Principal Life without diminution because of the insolvency of Principal Life or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

B. In the event of the insolvency of Principal Life, the conservator, liquidator or other statutory successor of Principal Life agrees to give XYZ RE written notice of the pendency of a claim on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, XYZ RE may investigate the claim and interpose in the proceeding where such claim is to be adjudicated in the name of Principal Life (its conservator, liquidator or statutory successor), but at its own expense, any defense or defenses which XYZ RE may deem available to Principal Life or its conservator, liquidator or statutory successor.

C. A percentage (calculated as one (1) minus the Claims Ratio) of the expense thus incurred by XYZ RE shall be charged, subject to court approval, against Principal Life as part of the expense of liquidation.

Offset

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Principal Life or XYZ RE with respect to this Agreement shall be offset and only the balance allowed or paid. If either Principal Life or XYZ RE is then under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

Parties to the Agreement

This is an Agreement for indemnity reinsurance solely between Principal Life and XYZ RE. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between XYZ RE and an insured, Policyholder, beneficiary or any other party to or under any Policy.

Commencement and Termination

A. This Agreement shall be effective as of the date set forth on the cover page, except that Principal Life may issue a Policy dated as much as six
     (6) months prior to the Effective Date in order to save age of the applicant.

B. Either Principal Life or XYZ RE may terminate this Agreement for new reinsurance by giving ninety (90) days' written notice to the other party. In such case, Principal Life agrees to continue to cede, and XYZ RE agrees to continue to accept, reinsurance in accordance with this Agreement of Policies issued prior to the expiration of the ninety (90) day period. All reinsurance that has been placed in effect prior to such date shall remain in effect in accordance with the terms of this Agreement, until the earlier of

     (1)  the  termination or expiration of the Policy;  and

     (2)  the termination of this Agreement pursuant to paragraphs C or D below.

C. Reinsurance of a Policy shall terminate as of the reinsurance premium renewal date on which the Reinsured Net Amount at Risk for such Policy is less than the automatic termination amount specified in the Administration Schedule, provided the reinsurance has been in force for the period specified in the Administration Schedule.

D. XYZ RE may terminate all reinsurance under this Agreement in accordance with paragraph D of the "Payments by Principal Life" article if Principal Life fails to pay reinsurance premiums when due.

Entire Agreement

A. This Agreement represents the entire agreement between Principal Life and XYZ RE and supercedes any prior oral or written agreements between the parties regarding its subject matter.

B. No modification of this Agreement shall be effective unless set forth in a written amendment executed by both parties.

C. A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver in any future circumstance.

Deferred  Acquisition  Cost Tax  Election

A. XYZ RE and Principal Life each acknowledge that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").

B. With respect to this Agreement, XYZ RE and Principal Life agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, whereby:

     (1) Each party agrees to attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;

     (2) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, agrees to capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

     (3)  Each party agrees to exchange information  pertaining to the amount of
          net   consideration   under  this   Agreement   each  year  to  ensure
          consistency; and

     (4) This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

Definitions

A. Automatic Limit - the amount specified in the Life Benefits Schedule used to calculate the maximum Reinsurance Amount that may be ceded as Automatic Reinsurance.

B. Automatic Reinsurance - reinsurance satisfying certain conditions relating to the reinsurance as specified in the Agreement that is ceded to XYZ RE without obtaining a specific offer to reinsure from XYZ RE.

C. Claims Ratio - the Reinsured Net Amount at Risk on which reinsurance premiums have been computed divided by the Policy Net Amount at Risk calculated as of the date of the last premium payment.

D. Continuation - a new Policy replacing a Policy or a change in an existing Policy issued or made either

     (1)  in compliance with the terms of the Policy; or

     (2)  without

          (a) the same new underwriting information Principal Life would obtain in the absence of the Policy;

          (b) a suicide exclusion or contestable period as long as those are contained in other new issues of Policies; or

          (c) the payment of the same commissions in the first year that Principal Life would have paid in the absence of the original Policy.

E. Effective Date - the date specified on the cover page on which this Agreement becomes binding on Principal Life and XYZ RE.

F. Error - any isolated deviation from the terms of this Agreement resulting from the act or omission of an employee of either Principal Life or XYZ RE whether such deviation results from inadvertence or a mistake in judgment. "Error" shall not include any failure to comply with the terms of an offer of Facultative Reinsurance or any negligent or deliberate deviation from the terms of this Agreement.

G. Facultative Reinsurance - reinsurance that is ceded to XYZ RE only after Principal Life has obtained and accepted a specific offer to reinsure made by XYZ RE. Such reinsurance may be ceded to XYZ RE only upon the terms specified by XYZ RE in its offer to reinsure and the terms of this Agreement that do not conflict with the specific offer to reinsure.

H. Jumbo Limit- the amount specified in the Life Benefits Schedule used as a condition for ceding Automatic Reinsurance.

I. Lead Reinsurer - a reinsurer from the pool of automatic reinsurers for this agreement who makes facultative underwriting decisions on behalf of all automatic reinsurers in the pool.

J. XYZ RE's Proportionate Share - the Reinsurance Amount divided by the death benefit of a Policy as of the date of issue or as of the date of a subsequent change to the Policy that affects the Reinsurance Amount.

K. Material Change - a change that a prudent insurance or reinsurance executive would consider as likely to impact upon a party's financial experience under this Agreement.

L. Non-Capacity Facultative Reinsurance - Facultative Reinsurance for which Principal Life made application to reinsurers other than the automatic reinsurers of the plans set forth in the Life Benefits Schedule or on which Principal Life retained less than its full Retention on the Policy.

M. Policy(ies) - an individual life insurance contract issued by Principal Life on any of the Policy forms specified in the Life Benefits Schedule. A "Policy" shall include any attached riders and endorsements specified in the Life Benefits Schedule or any Addendum to this Agreement.

N. Policy Net Amount at Risk - on the reinsurance premium renewal date, the death benefit of a Policy less the accumulation account or cash value on the Policy, such difference taken to the nearest dollar. Details of calculation methods are set forth in the Administration Schedule. The basis for determining the Policy Net Amount at Risk may be modified with the consent of both Principal Life and XYZ RE without the need for a formal amendment of this Agreement.

O.   Reinsurance   Amount  -  the  Policy  death   benefit  at  issue  less  any
     accumulative value, if applicable, times the percentage of Automatic Reinsurance ceded to XYZ RE as specified in the Life Benefits Schedule. For Facultative Reinsurance, the "Reinsurance Amount" is that percentage of the Policy death benefit for which Principal Life accepts XYZ RE's offer to reinsure.

P. Reinsured Net Amount at Risk - XYZ RE's Proportionate Share times the Policy Net Amount at Risk.

Q. Retention - the amount specified in the Life Benefits Schedule that is held by Principal Life at its own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by Principal Life on the life and in force as of the date of issue of the Policy shall be taken into account.

R. Ultimate Amount - the projected twentieth (20th) year Policy Net Amount at Risk that a Policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the Policy form.

Execution

Principal Life and XYZ RE, by their respective officers, executed this Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of

     o    this YRT Agreement;
     o    a Life Benefits Schedule;
     o    an Administration Schedule;
     o    a Premium Schedule;
     o    an Arbitration Schedule;
     o    a Conditional Receipt Addendum;
     o    a Waiver of Monthly Deductions Benefit Addendum;
     o    an Increasing Policy Addendum;
     o    a Guaranteed Insurability Option Addendum; and
     o    a Tie Breaker Addendum

                       PRINCIPAL LIFE INSURANCE COMPANY
                       Signed at Des Moines, Iowa

                       By________________________________________________

                       Title_______________________________________________

                       Date_______________________________________________

                       By________________________________________________

                       Title_______________________________________________

                       Date_______________________________________________

                       XYZ REINSURANCE COMPANY
                       Signed at xxx, xxxx

                       By________________________________________________

                       Title_______________________________________________

                       Date_______________________________________________

                       By________________________________________________

                       Title_______________________________________________

                       Date_______________________________________________



                             LIFE BENEFITS SCHEDULE



POLICIES REINSURED: Principal Life agrees to cede reinsurance in the listed percentages of Policies issued on the following Policy forms with issue dates from and until the dates listed below to insureds having surnames beginning with the letters of the alphabet shown. Any Addenda referred to in the last column shall also be applicable to reinsurance of the Policy.

                                   Percent of                   Policy
                                  Face Amount                Issue Dates                Alpha               Applicable
       Policy Form              Ceded to XYZ RE               From/Until                Split                Addenda
       -----------              ---------------               ----------                -----                -------

Variable Universal Life               xx%                   XX-XX-XX / --                A-Z          CR,WD,IP,GI,TB


RETENTION: Principal Life agrees to hold ten percent (10%) of each Policy not to exceed the Retention Limit below at its own risk on a life without the benefit of proportional reinsurance. In calculating Principal Life's Retention, amounts retained by Principal Life on other individual life insurance Policies in force as of the issue date of the Policy shall be taken into account.

      Ages             Standard            Classes A-B           Classes C-D           Classes E-F           Classes G-H
      ----             --------            -----------           -----------           -----------           -----------

      0-14              $6,000,000            $4,000,000           $3,000,000            $2,000,000            $1,000,000
     15-65               7,500,000             6,000,000            4,000,000             3,000,000             2,000,000
     66-75               6,000,000             4,000,000            3,000,000             2,000,000             1,000,000
     76-80               4,000,000             2,000,000            1,000,000              None                 None
     81-85               4,000,000             1,000,000            None                   None                 None

AUTOMATIC LIMITS: To bind Automatic Reinsurance, the maximum amount of life insurance in force with Principal Life on a single life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts, plus all amounts applied for from Principal Life on that life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts, may not exceed the sum of the Retention on the life plus the following amounts or the limits shown in Schedule A, if part of a business underwriting program and less than the following amounts.

                                             Tables
      Ages              STD/PFD              A,B-AA              Tables C-D             Tables E-F           Tables G-H
      ----              -------              ------              ----------             ----------           ----------
      0-14             $27,000,000           $27,000,000           $18,000,000             $9,000,000           $5,400,000
     15-65              27,000,000            27,000,000            18,000,000              9,000,000            6,300,000
     66-75              27,000,000            27,000,000            18,000,000              9,000,000           None
     76-80              27,000,000           8,000,000              4,000,000              None                 None
     81-85              13,500,000           4,000,000              None                   None                 None
    Over 85              None                 None                  None                   None                 None

FACULTATIVE LIMITS FOR BUSINESS UNDERWRITTEN BY FACULTATIVE LEAD REINSURER: For the Lead Reinsurer to bind Facultative Reinsurance, the maximum Policy Amount on a single life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts, may not exceed the AUTOMATIC LIMITS or the limits shown in Schedule B if part of a business underwriting program.

JUMBO LIMITS: To bind Automatic Reinsurance, the sum of (1) the maximum amount of individual life insurance in force on the insured in all companies as of the Policy Date of a Policy and (2) the face amount currently applied for from other companies, plus the face amount, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts currently applied for from Principal Life, on the insured, may not exceed the following amounts.

     Ages            STD/PFD           Tables           Tables C-D        Tables E-F        Tables G-H       Over Table H
     ----            -------           -------          ----------        ----------        ----------       ------------
                                       A-B, AA

     0-70            $50,000,000   $50,000,000       $50,000,000       $25,000,000       $15,000,000             None
    71-75             35,000,000    35,000,000        35,000,000        25,000,000        15,000,000             None
    76-80             35,000,000    35,000,000        35,000,000             None              None              None
    81-85             15,000,000    10,000,000             None              None              None              None


                             ADMINISTRATION SCHEDULE

TO PLACE REINSURANCE INTO EFFECT

(1) For Automatic Reinsurance: Principal Life agrees to cede Automatic Reinsurance of a Policy by including all required information about the Policy on the new business segment of the next self-administered statement submitted in accordance with the Reports section below following issuance of the Policy.

(2) For Facultative Obligatory Reinsurance: If reinsurance is to be effective, Principal Life agrees to send XYZ RE a facultative obligatory application in substantial accord with the attached form pursuant to the "Facultative Obligatory Reinsurance" article. XYZ RE agrees to notify Principal Life in writing within three (3) business days of receipt of the facultative obligatory application. This notification shall also inform Principal Life of any reduction in the Reinsurance Amount, if applicable. If Principal Life's final underwriting assessment differs from its initial assessment made at the time of the facultative obligatory application, Principal Life agrees to submit an amended facultative obligatory application allowing XYZ RE to provide another written notification in accordance with the same process as described above. Principal Life agrees to include all required information about the Policy on the new business segment of the next self-administered statement submitted in accordance with the Reports section below following issuance of the Policy.

(3) For Facultative Reinsurance: Principal Life agrees to submit an application form for Facultative Reinsurance in substantial accord with the attached form. It agrees to allocate reinsurance in accordance with its published facultative placement rules among those reinsurers making facultative offers to reinsure a Policy. If according to such rules XYZ RE's offer is the one Principal Life intends to accept, Principal Life shall cede Facultative Reinsurance of the Policy by including all required information about the Policy on the new business segment of the next self-administered statement submitted in accordance with the Reports section below within one hundred twenty (120) days from date of XYZ RE's facultative offer or the date specified in XYZ RE's approval of a written request from Principal Life to grant an extension to the facultative offer.

MINIMUM CESSION REQUIREMENT

Principal Life agrees not to cede any Policy as Automatic Reinsurance if the Reinsurance Amount of the Policy is less than twenty two thousand five hundred dollars ($22,500) to all reinsurers.

REPORTS

Within thirty (30) days following the end of each month, Principal Life agrees to send XYZ RE the following two (2) reports:

(1) A Billing Statement containing Policy level detail in a form mutually acceptable to Principal Life and XYZ RE. At a minimum, it shall contain the data elements specified in the attached Policy Detail Report. If the Policy contains supplemental benefits that are also reinsured, each segment of the Billing Statement shall include supplemental benefit detail.

The Billing Statement shall be segmented as follows:

     o    New Issues and first-year premiums due for new reinsurance.
     o    Policies  with renewal  reinsurance  premiums due during the reporting period.
     o    Policies  that  have  undergone  a change  that  affects  reinsurance.
          Separate   segments  may  be  submitted   for  any  change   affecting
          reinsurance of a Policy, including
          o    reissues;
          o    reinstatements;
          o    terminations;
          o    reductions;
          o    changes in Retention;
          o    changes in mortality ratings;
          o    issuance of a Continuation; and
          o    increases or decreases in the Net Amount at Risk.

(2) A Summary Accounting Report that summarizes all financial transactions during the reporting period. The report shall separately total life and supplemental benefits for first year reinsurance premiums due, shall total life and supplemental benefits for renewal reinsurance premiums due, and shall identify all adjustments therefrom.

Within ten (10) days following the end of each quarter, Principal Life agrees to send XYZ RE the following two reports:

(1) A Policy Exhibit Report in substantial accord with the attached form that indicates in force reinsurance as of the beginning of the reporting period, increases during the reporting period (new reinsurance, reinstatements, recoveries or other increases) and all decreases during the reporting period (terminations, reductions, surrenders, death claims or other decreases); and the resulting in force reinsurance as of the end of the reporting period.

(2)  A Reserve Report in substantial accord with the attached form.

XYZ RE may request a change in the reporting requirements in order to obtain data it reasonably needs to properly administer this Agreement or to prepare its financial statements.

REINSURANCE PREMIUMS DUE

Reinsurance premiums are payable annually in advance and are due with the reports submitted pursuant to the Reports section above.

INCREASE IN LIMIT OF RETENTION

If Principal Life elects to increase its Retention on in force Policies, the increased Retention may not become effective for a Policy until the Policy's tenth (10th) anniversary of the Policy's reinsurance effective date.

REDUCTIONS IN INSURANCE

(1) If life insurance issued by Principal Life on a Policy reduces because that Policy lapses or reduces in accordance with the terms of the Policy, the Reinsurance Amount on that Policy shall be reduced to restore as far as possible the Retention on that Policy as of the effective date of the reduction.

(2) Notwithstanding the preceding, the reduction of the Reinsurance Amount shall be limited to XYZ RE's share of the total reinsurance on the lapsed or reduced Policy prior to the reduction.

AUTOMATIC TERMINATION

Reinsurance of a Policy shall terminate as of the beginning of the Policy year during which the Reinsured Net Amount at Risk shall be less than four thousand five hundred dollars ($4,500).

CLAIMS ADMINISTRATION

Claims shall be individually reported, as incurred, using a form in substantial accord with the attached.

                             Policy Detail Report

                             _______________, 19___


For each Policy show:

o  Client Policy Number                  o   Gross Flat EXTRA2 Allowance
o  Effective Date of Tape or Statement   o   W.P. Allowance
                                         o   ADB Allowance
o  Automatic/Facultative Indicator       Additional Data Items (not required)
o  Name
   -- Last Name                          o   Par/Nonpar Indicator
   -- First Name                         o   State of Residency
   -- Middle Initial                     o   Type of Evidence
o  Gender                                o   Underwriting Indicator
o  Date of Birth                         o
o  Smoker Indicator                      o   Coverage Sequence Number
o  Original Plan Code                    o   Account Number
o  Issue Age                             o   COX/MCX/RPR
o  Table Rating                          o   ER/NR
o  Flat EXTRA1 Premium                   o   Age Basis
o  Length of Flat EXTRA1 (YR)            o   Gross Premium
o  Flat EXTRA2 Premium                   o   Allowance
o  Length of Flat EXTRA2 (YR)            o   Tax Interest Rate
o  Current Amount Reinsured              o   Status Code
o  Issue Month/Day/Century/Year          o   Years From Issue to Conversion
o  Termination Date                      o   Reinsurance Premium Mode
o  Reinstate Date                        o   Retention Indicator
o  Coverage Face                         o   Retention Amount
o  Direct Face Issued                    o   Cash Value
o  Life Standard Premium                 o   First Year/Renewal Indicator
o  Life Substandard Premium              Special Products
                                             (only required if applicable)
o  Gross Flat EXTRA1 Premium
o  Gross Flat EXTRA2 Premium             o   Joint Insured Name
o  W.P. Premium                              -- Joint Last Name
o  ADB Premium                               -- Joint First Name
o  Policy Fee                                -- Joint Middle Initial
o  Dividend                              o   Term Additions Indicator
o  Life Standard Allowance               o   Accelerated Benefit Indicator
o  Life Substandard Allowance            o   Purchase Options
o  Gross Flat EXTRA1 Allowance

                                PREMIUM SCHEDULE

STANDARD REINSURANCE PREMIUMS

Basic Reinsurance Premium Rates*: The annual reinsurance premium rates for reinsurance ceded under this Agreement shall be Principal Life's attached rates labeled "75-80 ANB," age nearest birthday, per thousand dollars of Reinsured Net Amount At Risk times the following percentages:

                                                        Policy Year
          Classification/Smoking Status              1              2+
          -----------------------------              -              --
     Preferred Nonsmoker                             0%             xx%
     Standard Nonsmoker                              0              xx
     Preferred Smoker                                0              xx
     Standard Smoker                                 0              xx

Batch Underwriting Reinsurance Premium Rates*: The annual reinsurance premium rates for reinsurance ceded under this Agreement shall be Principal Life's attached rates labeled "75-80 ANB, age nearest birthday, per thousand dollars of Reinsured Net Amount At Risk times the following percentages:
                                                           Policy Year
       Classification/Smoking Status                   1               2+
       -----------------------------                   -               --

    Standard Nonsmoker                                 0%              x%
    Standard Smoker                                    0%              x%

Simplified Issue Reinsurance Premium Rates*: The annual reinsurance premium rates for reinsurance ceded under this Agreement shall be Principal Life's attached rates labeled "75-80 ANB, age nearest birthday, per thousand dollars of Reinsured Net Amount At Risk times the following percentages:
                                                      Policy Year
       Classification/Smoking Status              1              2+
       -----------------------------              --             --

       Standard Nonsmoker                          0%             x%
       Standard Smoker                             0%             x%

Guaranteed Issue Reinsurance Premium Rates*: The annual reinsurance premium rates for reinsurance ceded under this Agreement shall be Principal Life's attached rates labeled "75-80 ANB Ultimate Only", age nearest birthday, per thousand dollars of Reinsured Net Amount At Risk times the following percentages:
                                                     Policy Year

       Classification/Smoking Status               1                 2+
       ------------------------------              -                 --
       Standard Nonsmoker                          0%                x%
       Standard Smoker                             0%                x%

* No reinsurance premiums are due or payable beyond the insured's attained age of one-hundred (100) even though reinsurance may be extended beyond age one-hundred (100).

Note: For Policies issued on a unisex basis, the reinsurance premium shall be calculated on a blended basis, using eighty percent (80%) of the male rates plus twenty percent (20%) of the female rates for the age, duration and underwriting class of the insured.

ADDITIONAL AMOUNTS PAID BY PRINCIPAL LIFE:

(1) Substandard Premiums: The substandard table extra premiums shall be the number of tables assessed the risk times twenty-five percent (25%) of the attached appropriate rates times the above percentages in renewal years only.

(2) Temporary Flat Extra Premiums: Principal Life shall pay XYZ RE their share of the premium charged the insured with an allowance of ten percent (10%) in all years.

(3) Permanent Flat Extra Premiums: Principal Life shall pay XYZ RE their share of the premium charged the insured with allowances of seventy-five percent (75%) in the first year and ten percent (10%) thereafter.

(4) Continuations: Premiums payable for reinsurance of a Continuation shall be based on the age at issue and duration from issue of the original Policy.

ADDITIONAL AMOUNTS PAID BY XYZ RE:

(1) Premium Taxes: XYZ RE shall not reimburse Principal Life for state premium taxes.

(2) Experience Refunds: XYZ RE shall not pay an experience refund to Principal Life.

(3)  Unearned  Premiums:   XYZ  RE  agrees  to  refund,  without  interest,  any
reinsurance premiums unearned as of the date of death of an insured person or as of the date of a reduction of reinsurance pursuant to the "Reductions" article.

                              ARBITRATION SCHEDULE

To initiate arbitration, either Principal Life or XYZ RE agrees to notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent agrees to respond in writing to the notification within ten (10) days of its receipt.

The arbitration hearing shall be held before a panel of three (3) arbitrators, each of whom must be a present or former officer of a life insurance company. An arbitrator may not be a present or former officer, attorney or consultant of Principal Life or XYZ RE, or either's affiliates.

Principal Life and XYZ RE agree to each name five (5) candidates to serve as an arbitrator. Each agree to choose one (1) candidate from the other's list, and these two (2) candidates shall serve as the first two (2) arbitrators. If one
(1) or more candidates so chosen decline to serve as an arbitrator, the party that named the candidate shall add an additional candidate to its list, and the other party agrees to again choose one (1) candidate from the list. This process shall continue until two (2) arbitrators have been chosen and have accepted. Principal Life and XYZ RE agree to present their initial lists of five (5) candidates by written notification to the other party within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) days of the date the naming party receives notice that a candidate who has been chosen declines to serve.

The two (2) arbitrators shall select the third arbitrator from the eight (8) candidates remaining on the lists of Principal Life and XYZ RE within fourteen
(14) days of the acceptance of their positions as arbitrators. If the two (2) arbitrators cannot agree on the choice of a third, then this choice shall be referred back to Principal Life and XYZ RE. Principal Life and XYZ RE agree to take turns striking the names of the remaining candidates from the initial eight
(8) candidates until only one (1) candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as third arbitrator. This process shall continue until a candidate has been chosen and accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

It is agreed that each of the three (3) arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in the "Arbitration" article. At no time shall either Principal Life or XYZ RE contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both Principal Life and XYZ RE to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that he or she has been named or chosen by one party or the other.

The arbitration hearing shall be held on the date and in the location set by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators shall establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party agrees to provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence and agree to give the evidence such weight as they deem appropriate after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty
(20) days after the end of the arbitration hearing, the arbitrators shall issue a written decision that sets forth their findings and any award to be paid as a result of the arbitration, except that the arbitrators may not award punitive or exemplary damages. In their decision, the arbitrators shall apportion the costs of arbitration, which shall include, but not be limited to, their own fees and expenses.

                          CONDITIONAL RECEIPT ADDENDUM

The provisions of the Agreement shall apply in all respects to reinsurance of Principal Life's Conditional Receipt except as otherwise set forth in this Addendum.

This Addendum is referred to as "CR" in the "Applicable Addendum" column of the Policies Reinsured section of the Life Benefits Schedule.

Provided the conditions specified below are fulfilled, XYZ RE agrees to pay Principal Life the Reinsured Net Amount at Risk on any claim paid by Principal Life pursuant to a Conditional Receipt, except that XYZ RE's liability pursuant to this Addendum shall not exceed XYZ RE's Proportionate Share of one million dollars ($1,000,000).

The following conditions must be satisfied in order for reinsurance of a Conditional Receipt to be effective:

     1.   Principal   Life  must  become  liable  for  a  claim  pursuant  to  a
          Conditional Receipt issued in a form agreed upon by the parties to this Agreement;

     2. The Conditional Receipt must be given, in return for cash received with an application for a Policy; and

     3. Either the Policy being applied for must qualify for Automatic Reinsurance or Principal Life has not received a facultative offer of reinsurance on the application from another reinsurer which is a better offer than any facultative offer made by XYZ RE as determined by Principal Life's published reinsurance placement rules in force on the date of death.

Reinsurance provided pursuant to this Addendum shall terminate with respect to a Policy, and reinsurance provided pursuant to the Agreement shall commence, on the date during the lifetime of the proposed insured that Principal Life approves insurance pursuant to the application.

                          WAIVER OF MONTHLY DEDUCTIONS
                                BENEFIT ADDENDUM

The provisions of the Agreement shall apply in all respects to facultative reinsurance of the Waiver of Monthly Deductions Benefit provided by the Policies except as otherwise set forth in this Addendum.

This Addendum is referred to as "WD" in the "Applicable Addendum" column of the Policies Reinsured section of the Life Benefits Schedule.

                                 1. Definitions

     1.1.  XYZ RE's  Proportionate  Share - the face  amount  of the  Waiver  of
Monthly Deductions Benefit less Principal Life's Waiver of Monthly Deductions Benefit Retention divided by the face amount of the Waiver of Monthly Deductions Benefit.

     1.2. Policy Premiums - the insurance premiums, cost of insurance rates or other specified amounts due for the life insurance benefit of a Policy.

     1.3. Waiver of Monthly Deductions Benefit - a benefit provided pursuant to a Policy wherein Principal Life agrees to relinquish its right to Policy Premiums in the event of the Policyowner's disability until such disability is ended.

                              2. Reinsurance Terms

     2.1. Principal Life may submit to XYZ RE for facultative consideration, XYZ RE's Proportionate Share of the Waiver of Monthly Deductions Benefit.

     2.2. Following XYZ RE's facultative offer to reinsure and Principal Life accepting such offer, Principal Life agrees to place Waiver of Monthly Deductions Benefit reinsurance into effect by following the procedures for placing life reinsurance into effect as set forth in the Administrative Schedule of the Agreement.

     2.3. Waiver of Monthly Deductions Benefits shall be coinsured with XYZ RE. Reinsurance shall follow the forms of Principal Life. Principal Life agrees to pay XYZ RE reinsurance premiums for Waiver of Monthly Deductions Benefit reinsurance equal to XYZ RE's Proportionate Share of the appropriate premium rates as specified in the Premium Schedule less an allowance of

          One hundred percent (100%) of such premium in the first year and ten percent (10%) in renewal years.

Waiver of Monthly Deductions Benefit reinsurance premiums are payable with the same frequency as, and due with, the associated life reinsurance premium. Waiver of Monthly Deductions Benefit reinsurance premiums shall not be due while a Waiver of Monthly Deductions Benefit is being paid. However, while a Waiver of Monthly Deductions Benefit is being paid, Principal Life agrees to continue to pay XYZ RE premiums for reinsurance of other benefits provided by the Policy in accordance with the Agreement or applicable addenda.

     2.4. Principal Life agrees to give XYZ RE prompt notice of any Waiver of Monthly Deductions Benefit claim, and upon request, agrees to provide proof of the insured person's continuing disability. XYZ RE's reinsurance liability for Waiver of Monthly Deductions Benefit claims shall equal XYZ RE's Proportionate Share of Policy Premiums waived by Principal Life under the Policy. Principal Life agrees to notify XYZ RE upon the termination of a Waiver of Monthly
Deductions Benefit claim and agrees to resume paying Waiver of Monthly Deductions Benefit reinsurance premiums starting with the beginning of the first month following the date the person is no longer eligible for such Waiver of Monthly Deductions Benefit.

     2.5. Principal Life may elect to recapture reinsurance of in force Waiver of Monthly Deductions Benefit reinsurance in accordance with the procedures set forth in the Agreement. If Principal Life elects to recapture such reinsurance but an insured person is subject to a Waiver of Monthly Deductions Benefit claim when an increase of its Waiver of Monthly Deductions Benefit Retention would otherwise become effective, Waiver of Monthly Deductions Benefit reinsurance shall remain at the current Retention until the Policy returns to a premium-paying status. After such time, the intended recapture shall occur.

                           INCREASING POLICY ADDENDUM

The provisions of the Agreement shall apply in all respects to reinsurance of an Increasing Policy except as otherwise set forth in this Addendum.

This Addendum is referred to as "IP" in the "Applicable Addendum" column of the Policies Reinsured section of the Life Benefits Schedule.

                                 1. Definitions

     Increasing   Policy  -  a  Policy,   including   any  attached   riders  or
endorsements, that provides an increasing death benefit where the increases may or may not be subject to Principal Life's underwriting approval.

                            2. Terms of Reinsurance

     2.1. Principal Life's Retention for Increasing Policies shall be set forth in the Life Benefits Schedule.

     2.2. XYZ RE agrees to automatically accept XYZ RE's Proportionate Share of all non-underwritten increases on the Increasing Policy. Underwritten increases shall be subject to the terms and conditions as set forth in the Automatic Reinsurance and Facultative Reinsurance articles of the Agreement.

     2.3. For purposes of changes in Retention, increases in an Increasing Policy's Net Amount at Risk shall be considered issued on the issue date of the original Policy.

     2.4. For any non-underwritten increase, the amount of increase shall be split on a pro-rata basis among the original policy and any underwritten increases that occurred more than 12 months prior, and the following reinsurance premiums shall apply:

          2.4.1. If the increase occurs within six (6) months following the Policy's anniversary date, there shall be no reinsurance premium paid to XYZ RE until the Policy's next anniversary date at which time the renewal reinsurance premium as described in 2.5 below shall be payable.

          2.4.2. If the increase occurs within six (6) months following an underwritten increase's anniversary date, there shall be no reinsurance premium paid to XYZ RE until the underwritten increase's next anniversary date at which time the renewal reinsurance premium as described in 2.5 below shall be payable.

          2.4.3. If the increase occurs on or after six (6) months following the Policy's anniversary date, there shall be no reinsurance premium paid to XYZ RE for the first pro-rata year plus one (1) full Policy year at which time the renewal reinsurance premium as described in 2.5 below shall be payable.

          2.4.4. If the increase occurs on or after six (6) months following an underwritten increase's anniversary date, there shall be no reinsurance premium paid to XYZ RE for the first pro-rata year plus one (1) full year from the underwritten increase's anniversary date at which time the renewal reinsurance premium as described in 2.5 below shall be payable.

     2.5. If an increase is not underwritten, the reinsurance premium following the zero (0) reinsurance premium period described in 2.4 above shall be based on the same age, duration and rate as the reinsurance coverage for each reinsurance cession which includes the original policy and underwritten increases.

     2.6. If an increase is underwritten, the increased portion shall be reinsured on a separate session. The reinsurance premium shall be based on the "75-80" rates and attained age as of the last Policy anniversary prior to the increase.

                     GUARANTEED INSURABILITY OPTION ADDENDUM

The provisions of the Agreement shall apply in all respects to reinsurance of Guaranteed Insurability Options and Opted Policies issued in connection with Guaranteed Insurability Options.

This Addendum is referred to as "GI" in the "Applicable Addendum" column of the Policies Reinsured section of the Life Benefits Schedule.

                                 1. Definitions

     1.1. Base Policy - a Policy which provides a Guaranteed Insurability Option for an Opted Policy.

     1.2.  Guaranteed   Insurability  Option  (GIO)  -  an  option  to  purchase
additional insurance triggered by the insured reaching pre-defined ages or a specified event without providing evidence of insurability.

     1.3. Maximum Face Amount - the sum of the Base Policy and the Maximum Face Amount on the insured life which may be purchased without evidence of insurability under the Guaranteed Insurability Options, if all options are elected.

     1.4. Opted Policy - an individual life insurance Policy, or an increase to the face amount of an existing Policy, issued as the result of a Guaranteed Insurability Option triggered by the insured reaching pre-defined ages or a specified event.

                   2. Reinsurance Premium for the GIO Benefit

     The coinsurance reinsurance premium for this benefit shall equal XYZ RE's Proportionate Share of the direct premium Principal Life charges its insured's account value for this benefit less an allowance of one hundred percent (100%) in the first year following issuance of the benefit and ten percent (10%) thereafter.

                        3. Reinsurance of Opted Policies

     3.1. XYZ RE agrees to accept reinsurance of an Opted Policy only

          3.1.1. when such reinsurance would otherwise fall within the automatic provisions of the Agreement in effect between Principal Life and XYZ RE on the effective date of the Opted Policy that gives rise for such reinsurance;

          3.1.2. when the Base Policy to which the Guaranteed Insurability Option rider is attached was issued on a standard basis with no extra premiums or exclusion riders of any kind;

          3.1.3. when, in the underwriting opinion given on a facultative submission at the time of issue of the Guaranteed Insurability Option rider, XYZ RE has not stated that the risk is not eligible for such a rider or had not stated that the case should be rated or issued with an exclusion rider of any kind; and

          3.1.4. when the Maximum Face Amount does not exceed the sum of Principal Life's Retention and the Automatic Limits specified in the Life Benefits Schedule of the Agreement.

     3.2. Principal Life agrees to place reinsurance into effect on the Opted Policy by following the procedures for placing reinsurance into effect as set forth in the Administrative Schedule of the Agreement.

     3.3. From the issue date of the Opted Policy and annually thereafter, Principal Life agrees to pay XYZ RE a reinsurance premium equal to the Reinsured Net Amount at Risk times the appropriate select rate set forth in the Premium Schedule based on the attained issue age of the insured and the first duration of the Opted Policy; however, there shall be no first year reinsurance premium paid. Any reinsurance premium adjustments payable on the Base Policy shall be payable under the Opted Policy.

     3.4. XYZ RE shall reimburse Principal Life for Principal Life's Net Amount at Risk of benefits paid pursuant to Opted Policies.

     3.5. Principal Life may increase its Retention, and elect to recapture reinsurance of Opted Policies, in accordance with the procedures set forth in the Agreement.

                              TIE BREAKER ADDENDUM

The provisions of the Agreement shall apply in all respects to reinsurance of a Tie Breaker except as otherwise set forth in this Addendum.

This Addendum is referred to as "TB" in the "Applicable Addendum" column of the Policies Reinsured section of the Life Benefits Schedule.

The following method will be used to determine which reinsurance company will receive the case (cession) in the event more than one reinsurer comes in with the low quote:

1.   The reinsurers are listed in alphabetical order:

2. When two or more reinsurers provide the low quote, they are listed in the order in 1. above.

3. The last name of the insured determines the company to receive the case (cession). When two companies tie, the alphabetic split is: A-K, L-Z. Three companies: A-G, H-0, P-Z. Four companies: A-D, E-K, L-R, S-Z.